Exhibit 18



November 13, 2000



JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2000, of the facts relating to a change in accounting principle for inventories from the last-in, first-out method to the first-in, first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of JLM Industries, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of JLM Industries, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1999.

Yours truly,



DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida